UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COCA-COLA ENTERPRISES INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

March 13, 2006

Dear Fellow Shareowner:

You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises Inc., to be held in Wilmington, Delaware at 10:30 a.m., Eastern Daylight Time, on Friday, April 28, 2006 at the Hotel du Pont.

You will find more information about the meeting in the attached notice and proxy statement.

We encourage you to vote so that your shares will be represented at the meeting. Information on how you may vote your shares appears on the enclosed proxy card.

Very truly yours,

Lowry F. Kline
Chairman and Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF SHAREOWNERS

Time:	10:30 a.m., Eastern Daylight Time, Friday, April 28, 2006

Place:	Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

Record Date:	Shareowners at the close of business on March 1, 2006 are entitled to vote

Matters to be voted upon:

•      Election of five directors for terms expiring at the 2009 annual meeting of shareowners;

•      Ratification of our Audit Committee’s selection of our independent registered public accounting firm for 2006;

•      A shareowner proposal, if properly presented at the meeting; and

•      Any other business properly brought before the meeting and any adjournments of it.

Shareowners of record are urged to sign, date and return the enclosed proxy card. Shareowners may grant a proxy over the telephone or internet by following the instructions on their proxy cards. If shareowners who have granted proxies later decide to attend the annual meeting, they may revoke their proxies and vote their shares in person.

This notice of meeting and accompanying proxy statement are

first being sent to our shareowners on or about March 13, 2006.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREOWNERS

to be held 10:30 a.m., Eastern Daylight Time, April 28, 2006 at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware

We are furnishing this proxy statement to our shareowners in connection with the 2006 annual meeting of shareowners.

Our board of directors is soliciting the proxy of our shareowners to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors. This proxy statement and the accompanying form of proxy are first being sent to our shareowners on or about March 13, 2006.

The mailing address for our principal executive offices is Post Office Box 723040, Atlanta, Georgia 31139-0040.

VOTING

Voting Shares at the Annual Meeting

A shareowner is entitled to vote at the annual meeting if our records show that the shareowner was a shareowner of record as of the close of business on March 1, 2006, the date our board has selected as the record date for this meeting. At that time, a total of 474,136,509 shares of common stock were outstanding and entitled to vote. Each share of stock has one vote. Proxy cards accompanying this proxy statement show the number of shares that each shareowner of record is entitled to vote.

Shareowners at the annual meeting will consider the election of directors and the other items listed on the notice of meeting. They may vote in favor of all nominees for director or may withhold their votes from some or all of the nominees. For all other proposals, they may vote for or against, or they may abstain from voting.

Shareowners may vote in person at the annual meeting, or they may grant a proxy by signing, dating, and returning the proxy cards in the postage-paid envelopes provided.

All of our shareowners of record also have the option of granting a proxy by telephone or internet; please see the proxy cards or the information forwarded by banks, brokers, or other holders of record for instructions. Telephone and internet proxy facilities will close at 9:00 a.m., Eastern Daylight Time, on April 28, 2006.

Shares will be voted as the shareowner of record instructs. The persons named as proxies on the proxy card, signed by the shareowner of record, will vote as recommended by our board of directors on any matter for which a shareowner has not given instructions. The board’s recommendations appear on page 3.

We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. If any other matters properly come before the annual meeting, shares will be voted in the discretion of the persons named as proxies on the proxy card.

If the annual meeting is adjourned, the shares will be voted when the meeting is reconvened as well, except for shares whose shareowners of record have revoked their proxies.

Revoking a Proxy

Shareowners may revoke their proxies and change their votes any time before the proxies are voted, if they:

•	Give written notice of revocation to our corporate secretary prior to the annual meeting;

•	Change their votes by granting later-dated proxies; or

•	Come to the annual meeting and vote their shares in person.

Quorums and Vote Counting

The annual meeting requires a quorum, which for this meeting means that a majority of the shares issued and outstanding at the record date are represented at the meeting. If a shareowner grants a proxy or attends the meeting in person, that shareowner’s shares will be counted to determine whether a quorum is present, even if the shareowner abstains from voting on some or all matters introduced at the meeting. “Broker nonvotes” also count for quorum purposes.

If shares are held through a broker, bank or other nominee, generally the nominee may vote the shares it holds for the shareowner in accordance with the shareowner’s instructions. However, if the nominee has not received instructions within ten days of the meeting, the nominee may vote in its discretion only on matters that the New York Stock Exchange determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a “broker nonvote” on that matter.

The five nominees for director who receive the highest vote totals will be elected as directors. All other matters must be approved by a majority of the votes cast by shareowners who are present or represented and entitled to vote at the annual meeting. Abstentions and broker nonvotes are counted as present and entitled to vote, but they are not counted as votes for or against any proposal.

American Stock Transfer & Trust Company is our transfer agent and will tabulate all proxies and votes for the annual meeting.

Costs of Proxy Solicitation

We are paying the costs of the proxy solicitation. These costs include charges of brokers, banks, fiduciaries, and custodians for forwarding proxy materials to their principals and obtaining their proxies. Additionally, some of our directors, officers, or employees may solicit proxies by mail, telephone, or personal contact. None of these solicitors will receive any additional or special compensation for doing this.

Recommendations of the Board of Directors

FOR the election of the following persons to the board of directors to serve until the 2009 annual meeting:

Calvin Darden

J. Alexander M. Douglas, Jr.

Marvin J. Herb

Donna A. James

Lowry F. Kline

FOR ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2006 fiscal year; and

AGAINST a shareowner proposal, if presented at the meeting.

Principal Shareowners

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock. The number of shares is as of February 24, 2006.

Name	Number of Shares Owned	Percent of Class
The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313	168,956,718	36%

Summerfield K. Johnston, Jr. Suite 600 The Krystal Building Chattanooga, Tennessee 37402	28,191,016	5.95%

THE BOARD OF DIRECTORS

The Current Board and Nominees for Election

The information below is given as of March 1, 2006.

Nominees for Election to Terms Expiring 2009

Calvin Darden	Mr. Darden, who is retired, had been Senior Vice President of U.S. Operations of United Parcel Service, Inc., an express carrier and package delivery company, since January 2000. He is also a director of Target Corporation, a retailer, and Cardinal Health Inc., a provider of products and services supporting the health care industry. He has been a member of our board of directors since 2004. Age 56.

J. Alexander M. Douglas, Jr.	Mr. Douglas has been Senior Vice President and Chief Customer Officer of The Coca-Cola Company since February 2003. Prior to that, he was President of The Coca-Cola Company’s North American Division within the North America strategic business unit from 2000 to 2003. He is a member of the boards of directors of Radiant Systems, Inc., a provider of technology solutions for the retail and hospitality industries, and GS1 US, a provider of bar codes, eCommerce, data synchronization and business process automation standards. He has been a member of our board of directors since 2004. Age 44.

Marvin J. Herb	Mr. Herb has been Chairman of HERBCO L.L.C. since July 2001. Before that, he was president and director of Herbco Enterprises Inc., a Coca-Cola bottler, until it was acquired by Coca-Cola Enterprises in July 2001. He is also a director of EnviroRecovery Inc., a company that recovers submerged timber from lakes and rivers in the U.S. and Canada for milling into premium wood. He has been a member of our board of directors since 2002. Age 68.

Donna A. James	Ms. James is President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, having first been appointed to that position in 2003. Prior to that, she was executive vice president and chief administrative officer of Nationwide Strategic Investments from 2000 until 2003. She is also a director and chair of the Audit Committee of Limited Brands, Inc., a retailer of women’s intimate apparel, personal care and beauty products, and women’s and men’s apparel. She has been a member of our board of directors since 2005. Age 48.

Lowry F. Kline	Mr. Kline has served as Chairman of our board of directors since April 2002 and our Chief Executive Officer since December 28, 2005; he previously served as Chief Executive Officer from April 2001 until January 2004. He was Vice Chairman of the board from April 2000 to April 2002. He is a member of the boards of directors of The Dixie Group, Inc., a marketer and manufacturer of high-end residential and commercial broadloom carpet and rugs, and of Jackson Furniture Industries, a furniture manufacturer. He has been a member of our board of directors since 2000. Age 65.

Incumbent Directors Terms Expiring 2008

Fernando Aguirre	Mr. Aguirre has been Chairman of the Board, Chief Executive Officer, and President of Chiquita Brands International, Inc., an international marketer, producer, and distributor of bananas and other fresh produce, since January 2004. From July 2002 to January 2004, he served as President, Special Projects, for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products; from July 2000 to June 2002, he was president of the Global Feminine Care business unit of P&G. He has been a member of our board of directors since 2005. Age 48.

James E. Copeland, Jr.	Mr. Copeland, who is retired, had been Chief Executive Officer, Deloitte & Touche USA, LLP and Deloitte Touche Tohmatsu from 1999 until May 2003. He is also a director of Equifax Inc., a credit information provider, and ConocoPhillips, an integrated energy company. He has been a member of our board of directors since 2003. Age 61.

Irial Finan	Mr. Finan has been Executive Vice President of The Coca-Cola Company since October 2004, and its President of Bottling Investments since August 2004. Before that, he was Chief Executive Officer of Coca-Cola Hellenic Bottling Company S.A., one of the world’s largest Coca-Cola bottlers, from May 2001 to 2003. He is a member of the board of directors of Coca-Cola Hellenic Bottling Company S.A., Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola; Coca-Cola Amatil Limited, an Australian bottler of Coca-Cola; Alltracel Pharmaceuticals, a biopharmaceutical research development company and chairman of their audit committee; and eircom Group PLC, the principal provider of fixed-line telecommunications services in Ireland, and chairman of their audit committee. He has been a member of our board of directors since 2004. Age 48.

Summerfield K. Johnston, III	Mr. Johnston is an investor. Before he retired from Coca-Cola Enterprises in February 2004, he had been our Executive Vice President and Chief Strategy and Business Development Officer, and he had held a number of executive positions within Coca-Cola Enterprises and its predecessors since the 1980s. He is also a member of the board of directors of The Krystal Company, quick-service restaurants; SunTrust Bank Chattanooga, N.A.; MetalTek International, Inc., specialty metal casting; Southern Screens Entertainment LLC, real estate development and cinema houses in Argentina; eSkye Solutions, Inc., distributor of channel management software; and Exopack LLC, a provider of flexible packaging. He has been a member of our board of directors since 2004. Age 52.

Incumbent Directors Terms Expiring 2007

J. Trevor Eyton	Senator Eyton, formerly President and Chief Executive Officer, later Chairman, and now a director of Brascan Corporation (now Brookfield Asset Management), a specialist asset management company focused on property, power and other infrastructure assets, since October 1979. He has been a member of the Senate of Canada since 1990. Senator Eyton is also a director and chairman of Invernia Inc. He was a director of Coca-Cola Beverages Ltd., a Canadian bottler of Coca-Cola, until its acquisition by Coca-Cola Enterprises in 1997. He has been a member of our board of directors since 1998. Age 71.

Gary P. Fayard	Mr. Fayard has been Executive Vice President of The Coca-Cola Company since February 2003, and its Chief Financial Officer since December 1999. He is a director of Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola. He has been a member of our board of directors since 2001. Age 53.

L. Phillip Humann	Mr. Humann has been Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, since March 1998, also serving as President from March 1998 to December 2004. He is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer. He has been a member of our board of directors since 1992. Age 60.

Paula R. Reynolds	Mrs. Reynolds has been President and Chief Executive Officer of Safeco Corporation, a property and casualty insurance company, since January 1, 2006. Prior to that she had been Chairman of AGL Resources Inc., a regional energy services holding company, since February 2002, and its President and Chief Executive Officer since August 2000. She is also a director of Safeco Corporation and Delta Air Lines, Inc., an air carrier. She has been a member of our board of directors since 2001. Age 49.

Independent Directors

The listing requirements of the New York Stock Exchange (“NYSE”) require that a majority of the members of a listed company’s board of directors must be independent. The question of independence is to be determined by the board with respect to every director, in line with the rules of the NYSE. Based upon the NYSE rules, our board has determined a majority of its current members are “independent,” as defined.

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Compensation Committee. Our board has determined that all current members of the Audit Committee, the Governance and Nominating Committee, and the Compensation Committee are independent under the NYSE rules.

NYSE Rules

The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services. If the director does not fall within one of those categories, then the board must determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in its Board of Director Guidelines on Significant Corporate Governance Issues.

The guidelines are:

A.	A Director will not be considered “independent” if:

(1)	the Director is now, or has within the Look Back Period been, employed by the Company;

(2)	a member of the Director’s immediate family is now, or within the Look Back Period has been, an executive officer of the Company;

(3)	the Director or a member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor (the “Company’s Audit Firm”);

(4)	the Director is a current employee of the Company’s Audit Firm;

(5)	a member of the Director’s immediate family is a current employee of the Company’s Audit Firm and participates in that firm’s audit, assurance, or tax compliance (but not tax planning) practice;

(6)	the Director or a member of his or her immediate family was, within the Look Back Period, but is no longer, a partner or employee of the Company’s Audit Firm and personally worked on the Company’s audit within that time;

(7)	the Director or a member of his or her immediate family is now, or within the Look Back Period has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

(8)	the Director is a current employee—or a member of the Director’s immediate family is a current executive officer—of another company that has made payments to the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(9)	the Director is a current employee—or a member of the Director’s immediate family is a current executive officer—of another company that has received payments from the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(10)	the Director or a member of his or her immediate family receives, or within the Look Back Period has received, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

B.	A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a non-independent Director.

As used in the guidelines, the “Look Back Period” means the period specified in the applicable Corporate Governance Standards of the New York Stock Exchange Listed Company Manual, and a director’s “immediate family” member would include the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Determinations of Independence

The board has determined that 8 of its 13 members are independent and meet the standards set by the guidelines. In making this determination, our board first applied its guidelines, then specifically determined, with respect to each director, that he or she did not otherwise have a material relationship with Coca-Cola Enterprises.

Independent Directors

Fernando Aguirre

James E. Copeland, Jr.

Calvin Darden

J. Trevor Eyton

Marvin J. Herb

L. Phillip Humann

Donna A. James

Paula R. Reynolds

Meetings of Non-Management Directors

The non-management directors have regularly scheduled meetings in executive session, without the presence of our management. The board chooses a presiding director to chair the meetings of the non-management directors. L. Phillip Humann currently serves as presiding director. Shareowners wishing to communicate directly with Mr. Humann or the non-management directors may send correspondence addressed in care of:

Corporate Secretary
Coca-Cola Enterprises Inc.
Post Office Box 723040
Atlanta, Georgia 31139-0040

Special Qualifications for Member of Affiliated Transaction Committee

Our bylaws specify that the Affiliated Transaction Committee must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of The Coca-Cola Company or one of its affiliates, (ii) do not own more than 1% of The Coca-Cola Company’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)), that is a party to the transaction being considered by the committee.

Attendance at Meetings of the Board and its Committees

In 2005, the board of directors held 9 meetings. Each director attended at least 75% of the aggregate number of board and committee meetings that were held while he or she was a member of our board or committee.

Current Standing Committees of the Board of Directors

The board of directors has the following standing committees, as of the date of this notice and proxy statement. The current members of each committee as of the date of this notice and proxy statement are listed beneath the description of the committee’s function.

The charters of the Affiliated Transaction, Audit, Compensation, Finance, and Governance and Nominating Committees can be viewed on our website: http://www.cokecce.com. (Click on “Investor Relations” then “Corporate Governance.”) Copies of the charters are available in print to any shareowner requesting them by contacting the corporate secretary at: Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Affiliated Transaction Committee—Reviews, considers, and negotiates on behalf of Coca-Cola Enterprises any proposed merger or consolidation between Coca-Cola Enterprises and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in Coca-Cola Enterprises, any purchase by Coca-Cola Enterprises from The Coca-Cola Company of goods and services other than in the ordinary course of business, any other transaction between Coca-Cola Enterprises and The Coca-Cola Company having an aggregate value exceeding $10 million, and any other transactions involving Coca-Cola Enterprises and The Coca-Cola Company that may be referred to the committee by the board.

J. Trevor Eyton (Chairman)

Fernando Aguirre

James E. Copeland, Jr.

Donna A. James

Summerfield K. Johnston, III

The Affiliated Transaction Committee met six times in 2005.

Audit Committee—Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim external consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements, ethics programs, legal compliance, and other matters the board deems appropriate.

Paula R. Reynolds (Chair)

James E. Copeland, Jr.

J. Trevor Eyton

Marvin J. Herb

Donna A. James

In accordance with the rules of the NYSE, the board has determined that each member of the Audit Committee is independent, as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE Listing Standards.

The board has determined that both Mr. Copeland and Ms. James, in addition to being “independent,” are also “audit committee financial experts” as defined in the SEC’s Regulation S-K, Item 401(h)(2). Biographical information for Mr. Copeland and Ms. James is found in “The Board of Directors—The Current Board and Nominees for Election.

The Audit Committee met six times in 2005.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the audited financial statements of Coca-Cola Enterprises.

The committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the accounting principles of Coca-Cola Enterprises, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee discussed the auditors’ independence from management and Coca-Cola Enterprises, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

Based on the foregoing reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements of Coca-Cola Enterprises be included in the annual report of Coca-Cola Enterprises on Form 10-K for the year ended December 31, 2005 for filing with the United States Securities and Exchange Commission.

Paula R. Reynolds, Chair

James E. Copeland, Jr.

J. Trevor Eyton

Marvin J. Herb

Donna A. James

Compensation Committee—Approves, adopts, and implements the incentive, stock option, and similar equity-based plans. Approves, disapproves, and amends all plans designed to provide compensation primarily for senior officers, and reviews and determines the salaries and other remunerations of senior officers.

James E. Copeland, Jr. (Chairman)

Fernando Aguirre

Calvin Darden

Paula R. Reynolds

Our board has determined that all members of the Compensation Committee are “independent.”

The Compensation Committee met five times in 2005.

Executive Committee—Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.

Irial Finan

L. Phillip Humann

Lowry F. Kline

The Executive Committee took action by written consent twice in 2005.

Finance Committee—Reviews the annual budget and business plan, dividend policy, capital structure, capital expenditures in excess of $5 million (with the authority to approve any expenditure less than $15 million), and administration of retirement plans; and also evaluates returns upon capital expenditures.

Marvin J. Herb (Chairman)

Fernando Aguirre

Irial Finan

L. Phillip Humann

Summerfield K. Johnston, III

The Finance Committee met five times in 2005.

Governance and Nominating Committee—Reviews and recommends corporate governance policies and issues; in consultation with the chief executive officer, evaluates and recommends candidates for senior executive positions as they may become vacant: recommends to the board of directors candidates for election to the board; reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; and also considers candidates for election to the board submitted by shareowners.

L. Phillip Humann (Chairman)

James E. Copeland, Jr.

Calvin Darden

J. Trevor Eyton

Marvin J. Herb

Our board has determined that all members of the Governance and Nominating Committee are “independent.”

The Governance and Nominating Committee met ten times in 2005.

Our Board of Director Guidelines on Significant Corporate Issues lists “issues of diversity, age, business, or academic background and other criteria that the Committee and the Board find to be relevant” as factors that the Governance and Nominating Committee considers in directors.

There is a procedure contained in Section 10 of Article I of our bylaws for shareowners to make nominations to the board. The following summary is qualified in its entirety by reference to Section 10. (Our bylaws may be found on our website at http://www.cokecce.com. Click on “Investor Relations” then “Corporate Governance.”) To make a nomination, a shareowner must be a shareowner at the time the nomination is made, be entitled to vote at the meeting at which the election occurs, and follow the required notice provisions, which provide that notice of the shareowner’s intention to make the nomination must be given to our corporate secretary at our headquarters not later than the close of business on the 90th day—and not earlier than the close of business on the 120th day—before the day which is the anniversary of the preceding year’s annual meeting of shareowners. The notice must contain all the information about the nominee that would be required to be included in a proxy statement, and must be accompanied by the nominee’s written consent to serve as a director if elected. If the shareowner has complied with all of the requirements of Section 10 of Article I, he or she may nominate the nominee at the annual meeting of shareowners.

In addition to the nomination procedures contained in our bylaws, the committee will consider director candidates proposed by shareowners. Any such proposals should be sent to the committee. (See, “Communications with the Board and its Committees.”) The proponent should submit evidence that he or she is a shareowner of Coca-Cola Enterprises, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will consider all potential nominees from various sources, including any from shareowners, and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and either appoint the nominee to fill a vacancy or newly created vacancy on the board, or direct that the nominee stand for election at the next annual meeting of the shareowners.

Public Issues Review Committee—Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public.

Summerfield K. Johnston, III (Chairman)

Calvin Darden

J. Alexander M. Douglas, Jr.

Gary P. Fayard

Lowry F. Kline

The Public Issues Review Committee met twice in 2005.

Communications with the Board and its Committees

Any shareowner may communicate with the board of directors by directing correspondence to the board, any of its committees, or one or more of its individual members, in care of the Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Policy Regarding Board Attendance at Shareowners Meetings

Seven of our directors and one nominee for election to the board attended the 2005 shareowners meeting. We encourage attendance by members of the board and senior executives so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives.

Compensation of Directors

All outside directors (that is, anyone who is not an employee of Coca-Cola Enterprises) are entitled to a $75,000 annual retainer and a $2,000 fee for each board meeting attended.

Additionally, all outside directors, except for directors who are employed by The Coca-Cola Company, are entitled to a

•	$7,500 annual retainer for service as chair of a committee (or $10,000 if he or she is chair of the audit committee); and a

•	$1,000 fee for each committee meeting attended (or $2,000 if it is a meeting of the audit committee).

Previously, and in 2005, an officer of the company who served as chairman of the board was entitled to the annual retainer, board meeting fees, and annual retainer for being chair of a committee. Effective January 2006, the chairman who is not an outside director will no longer receive any fees for his or her service on the board.

We also reimburse all outside directors for reasonable expenses of attending a meeting of the board or a committee. Directors who are officers or employees of Coca-Cola Enterprises receive only reimbursement of expenses incurred in attending out-of-town meetings.

From time to time, we may encourage our directors to attend certain management meetings and offer transportation and accommodations to directors and their spouses. Travel expenses of any directors and spouses who do not travel on our aircraft are reimbursed.

Outside directors are participants in a deferred compensation plan. The chairman also participated in 2005, but ceased to participate as of January 2006. For participants who do not own 1% or more of our common stock, one-third of all meeting fees and $15,000 of the annual retainer are automatically credited to deferred compensation accounts, valued as if they were invested in our common stock. Participants who own 1% or more of our common stock (referred to in the plan as “qualifying directors”) and other participants may also make voluntary deferrals of their retainer and meeting fees, valued as if either invested in our common stock or a cash account. The account of each participant who is not a qualifying director is also credited with shares of phantom stock having an aggregate value of $16,000 on the first trading day of the year, and a qualifying director may elect whether to have this amount credited in the form of phantom stock or treated as if invested in cash.

Each outside director is also eligible for an annual grant of stock options. For 2005, each director received a grant of 8,500 options on the grant date, September 1, 2005. The exercise price of these options is $22.305, the average of the high and low trading prices of our common stock on the grant date. The options vest over three years as long as the director continues to serve on the board, unless his or her departure is due to death, disability or the completion of a term after attaining age 70.

In our Board of Director Guidelines on Significant Corporate Governance Issues, it is suggested that a new director should, within five years of joining the board, own stock of our company equal in value to at least three times the annual cash compensation paid to board members. Grants of stock options and the deferred compensation plan facilitate this objective.

The total compensation paid to our directors in 2005 is set forth in the following table:

Director	Annual Retainer	Attendance Fees	Committee Chair Fees		Total Fees	Deferred Compensation Plan Credit(1)	Number of Stock Options	Grant Date Fair Market Value of Options(2)	Total Compen- sation
Fernando Aguirre(3)	$50,481	$21,000	$—		$71,481	$16,000	8,500	$64,700	$152,181
John R. Alm	—	—	—		—	—	—	—	—
John L. Clendenin(4)	24,725	17,000	—		41,725	16,000	—	—	57,725
James E. Copeland, Jr.	75,000	48,000	7,500		130,500	16,000	8,500	64,700	211,200
Calvin Darden	75,000	35,000	—		110,000	16,000	8,500	64,700	190,700
J. Alexander M. Douglas, Jr.	75,000	18,000	—		93,000	16,000	8,500	64,700	173,700
J. Trevor Eyton	75,000	35,000	5,110	(5)	115,110	16,000	8,500	64,700	195,810
Gary P. Fayard	75,000	18,000	—		93,000	16,000	8,500	64,700	173,700
Irial Finan	75,000	14,000	—		89,000	16,000	8,500	64,700	169,700
Marvin J. Herb	75,000	45,000	7,500		127,500	16,000	8,500	64,700	208,200
L. Phillip Humann	75,000	30,000	7,500		112,500	16,000	8,500	64,700	193,200
John E. Jacob(4)	24,725	8,000	2,473	(6)	35,198	16,000	—	—	51,198
Donna A. James(7)	32,200	11,000	—		43,200	—	8,500	64,700	107,900
Summerfield K. Johnston, III	75,000	29,000	5,110	(8)	109,110	16,000	8,500	64,700	189,810
Jean-Claude Killy(9)	24,725	4,000	2,473		31,198	—	—	—	31,198
Lowry F. Kline	75,000	18,000	—		93,000	—	—	—	93,000
Paula R. Reynolds	75,000	33,000	10,000		118,000	16,000	8,500	64,700	198,700

(1)        Nonemployee directors participating in our Deferred Compensation Plan for Nonemployee Directors received a credit equal to $16,000 on January 2, 2005. For directors who do not own 1% or more of our common stock, this credit is treated as invested in our common stock.

(2)        This fair market value was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.72%, expected volatility of 30%, risk-free interest rate of 3.87%, and expected life of 6 years.

(3)        Mr. Aguirre was elected to the board on April 29, 2005.

(4)        Mr. Clendenin’s and Mr. Jacob’s terms expired in April 2005.

(5)        Mr. Eyton was elected chairman of the Affiliated Transactions Committee, effective April 26, 2005.

(6)        Mr. Jacob was chairman of the Affiliated Transactions Committee from January 1, 2005 until April 26, 2005.

(7)        Ms. James was appointed to the board on July 26, 2005.

(8)        Mr. Johnston was elected chairman of the Public Issues Review Committee on April 26, 2005.

(9)        Mr. Killy resigned from our board following its April 2005 meeting.

Code of Business Conduct

We have a Code of Business Conduct that covers the members of our board of directors, as well as our employees. A copy of the code is posted on our website (www.cokecce.com). The code is available in print to any shareowner who requests it by contacting the corporate secretary at: Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

If we amend or grant any waivers of the code that are applicable to our directors or executive officers—which we do not anticipate doing—we have committed that we will post these amendments or waivers on our website under “Corporate Governance.”

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of our common stock and of the common stock of The Coca-Cola Company (“Coca-Cola stock”) beneficially owned by:

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table (See, “Executive Compensation—Executive Compensation Tables—Summary Compensation Table”); and

•	the directors and executive officers as a group.

Each person has sole investment and voting power for the shares shown, unless otherwise indicated in the footnotes.

	Number of Shares Beneficially Owned
	Our Common Stock		Coca-Cola Stock
Name	Number of Shares Owned	Percentage of Class	Number of Shares Owned	Percentage of Class
Fernando Aguirre(1)	1,774	*	2,300	*
John R. Alm(2)	1,965,439	*	0	*
James E. Copeland, Jr.(3)	39,354	*	0	*
John J. Culhane(4)	305,000	*	74,399	*
Calvin Darden(5)	9,573	*	0	*
J. Alexander M. Douglas, Jr.(6)	2,907	*	320,882	*
William W. Douglas III(7)	97,333	*	42,134	*
J. Trevor Eyton(8)	44,071	*	0	*
Gary P. Fayard(9)	27,625	*	819,920	*
Irial Finan(10)	2,855	*	62,750	*
Marvin J. Herb(11)	18,616,282	3.9%	251,000	*
Shaun B. Higgins(12)	551,838	*	0	*
L. Phillip Humann(13)	93,477	*	40	*
Donna A. James(14)	1,522	*	0	*
Summerfield K. Johnston, III(15)	2,423,385	*	49,646	*
Lowry F. Kline(16)	2,758,622	*	0	*
Terrance W. Marks(17)	376,694	*	0	*
Paula R. Reynolds(18)	29,884	*	50	*
G. David Van Houten(19)	902,912	*	0	*
All directors and executive officers as a group (21 persons), including those directors and nominees named above(20)	29,044,058	6.1%	1,622,279	*

Unless otherwise noted, amounts are as of February 21, 2006 for our stock and for Coca-Cola stock.

*    Less than one percent.

(1)        The share totals include Mr. Aguirre’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 1,774 shares of our common stock upon distribution from the plan.

(2)        The share totals include, for Mr. Alm, 10,775 shares of our common stock owned by his wife, options to acquire 1,184,506 shares of our common stock that are now exercisable, and 59,841 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Alm, 807,353 shares of phantom stock credited under our stock deferral plan, and 40,989 shares of phantom stock accrued under our Supplemental Matched Employees’ Savings and Investment Plan representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(3)        The share totals include Mr. Copeland’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 14,087 shares of our common stock upon distribution from the plan, and 5,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(4)        The share totals include, for Mr. Culhane, options to acquire 160,000 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table, and 145,000 restricted shares of our common stock that are subject to forfeiture. Includes 2,630 shares of Coca-Cola stock credited to his wife’s account under The Coca-Cola Company Thrift & Investment Plan.

(5)        The share totals include Mr. Darden’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 4,573 shares of our common stock upon distribution from the plan, and 5,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(6)        The share totals include Mr. Alexander Douglas’ stock unit account balance in our directors’ deferred compensation plan that will be paid in 2,907 shares of our common stock upon distribution from the plan. Also includes 298,430 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 1,201 shares of Coca-Cola stock held by trusts for the benefit of his children, of which his wife is trustee, 2,899 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan, and 2,454 share units credited to his account under the thrift portion of The Coca-Cola Company Supplemental Benefit Plan.

(7)        The share totals include, for Mr. William Douglas, options to acquire 13,333 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table and 84,000 restricted shares of our common stock that are subject to forfeiture. Also includes options to acquire 1,682 shares of Coca-Cola stock that are now exercisable or that will become exercisable within 60 days from the date of this table; these options were awarded to him in 1998, prior to his leaving the employment of The Coca-Cola Company in that year.

(8)        The share totals include, for Sen. Eyton, a portion of his stock unit account in our directors’ deferred compensation plan that will be paid in 4,121 shares of our common stock upon distribution from the plan, 1,500 shares of our common stock held indirectly and 38,450 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Does not include 16,484 shares of phantom stock credited under our directors’ deferred compensation plan, the receipt of which is deferred beyond 60 days from the date of this table.

(9)        The share totals include Mr. Fayard’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 7,625 shares of our common stock upon distribution from the plan and 20,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Also includes 50,000 shares of Coca-Cola stock that are subject to performance criteria, 718,750 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 14,000 shares of Coca-Cola stock that are subject to transfer restrictions, 4,765 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan, and 4,091 share units credited to his account under the thrift portion of The Coca-Cola Company Supplemental Benefit Plan.

(10)        The share totals include Mr. Finan’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 2,855 shares of our common stock upon distribution from the plan. Also, includes 55,500 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table and 175 share units credited to his account under the thrift portion of The Coca-Cola Export Corporation International Thrift Plan.

(11)        The share totals include, for Mr. Herb, 1,500,000 shares of our common stock held by Hondo Trading LP, M. J. Herb, general partner, 8,150,000 shares of our common stock held by MJH Investments Ltd., M. J. Herb, general partner, and 7,517,908 shares of our common stock held by M. J. Herb as Trustee of Revocable Trust, 1,435,874 shares of our common stock held by MJH 2003 Trust, his wife being the sole trustee and M. J. Herb the settlor. Includes 2,500 stock appreciation rights and 10,000 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are exercisable or that will become exercisable within 60 days from the date of this table. Does not include 6,244,114 shares of our common stock held by Herbco II, LLC, as to which Mr. Herb disclaims any beneficial interest. Also, includes 200 shares of Coca-Cola stock held by his wife, 7,300 shares of Coca-Cola stock held in an IRA, and 500 shares of Coca-Cola stock held by his wife in an IRA.

(12)        The share totals include, for Mr. Higgins, options to acquire 534,332 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table and 752 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Higgins, 250,000 shares of phantom stock credited under our 2004 Stock Award Plan (120,000 of which are subject to vesting criteria), and 8,193 shares of phantom stock accrued under our Supplemental Matched Employees’ Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(13)        The share totals include Mr. Humann’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 32,199 shares of our common stock upon distribution from the plan, and 50,200 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Also includes 40 shares of Coca-Cola stock held in trust for his son.

(14)        The share totals include Ms. James’ stock unit account balance in our directors’ deferred compensation plan that will be paid in 1,522 shares of our common stock upon distribution from the plan.

(15)        The share totals include Mr. Johnston’s stock unit account balance in the directors’ deferred compensation plan that will be paid in 3,068 shares of our common stock upon distribution from the plan, options to acquire 498,692 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, and 22,585 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. Also includes 2,567 shares of Coca-Cola stock held by his wife, 2,279 shares of Coca-Cola stock that will be paid from our Matched Employee Savings and Investment Plan, and 44,800 shares held by a trust in which he shares beneficial ownership.

(16)        The share totals include, for Mr. Kline, options to acquire 2,010,463 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table, 210,000 restricted shares of our common stock that are subject to forfeiture, and 4,574 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan, and options to acquire 706,200 shares of our common stock that are now exercisable held indirectly by the Alm family trust of which Mr. Kline is trustee, but under which he has no beneficial interest. Includes 500 shares of our common stock owned by his wife, as to which he has disclaimed beneficial ownership. This tables does not include, for Mr. Kline, 534,040 shares of phantom stock credited under our stock deferral plan, 3,264 shares of phantom stock credited under our directors’

deferred compensation plan, and 2,264 shares of phantom stock credited under our Supplemental Matched Employees’ Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(17)        The share totals include, for Mr. Marks, options to acquire 207,267 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 168,500 restricted shares of our common stock that are subject to forfeiture, and 927 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include 398 shares of phantom stock credited under our Supplemental Matched Employees’ Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(18)        The share totals include, for Mrs. Reynolds, her stock unit account balance in our directors’ deferred compensation plan that will be paid in 9,884 shares of our common stock upon distribution from the plan, and 20,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(19)        The share totals include, for Mr. Van Houten, options to acquire 562,980 shares of our common stock that are now exercisable and 9,304 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include 216,927 shares of phantom stock credited under our stock deferral plan, and 52,023 shares of phantom stock credited under our Supplemental Matched Employees’ Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(20)        The share totals include options to acquire 5,033,197 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 789,500 restricted shares of our common stock that are subject to forfeiture, 84,615 share units of our common stock credited to accounts under our directors’ deferred compensation plan, 127,355 shares of our common stock held in accounts under the Matched Employee Savings and Investment Plan, 3,737 shares of Coca-Cola stock under the Matched Employee Savings and Investment Plan. Also include 1,074,362 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable on or before April 28, 2006, 14,000 shares of Coca-Cola stock that are subject to transfer restrictions, 50,000 shares of Coca-Cola stock that are subject to performance criteria, 10,294 shares of Coca-Cola stock credited to accounts under The Coca-Cola Company Thrift & Investment Plan, 6,545 share units credited to accounts under the thrift portion of The Coca-Cola Company Supplemental Benefit Plan, and 175 share units credited to accounts under The Coca-Cola Export Corporation International Thrift Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers, and beneficial owners of 10% or more of our common stock, must file reports with the Securities and Exchange Commission showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations of our directors and executive officers, we believe that all required reports were filed in 2005, except for Fernando Aguirre, who reported two late transactions on a Form 4 filed July 27, 2005 reporting the acquisition of 30 phantom shares on June 9 and 191 phantom shares on June 30. These late filings were due to the company’s administrative error in attributing phantom shares to his account. There have been no other failures to file required reports in other years except as disclosed in prior proxy statements.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Compensation Philosophy Pertaining to 2005

The Compensation Committee of the board of directors of Coca-Cola Enterprises Inc. is responsible for reviewing and approving the total compensation of our senior and executive officers, including the named executive officers whose compensation is described in detail in the tables that follow our report.

Our committee is composed entirely of independent directors and operates under a written charter adopted by the board of directors. During 2005, we conducted a search for a new independent consultant and selected Frederic W. Cook & Co. As a term of our engagement, the Cook firm will not undertake projects for the company’s management except under our specific authority and oversight.

We have established an executive compensation program designed to:

•	Provide competitive cash compensation and long-term incentives to attract and retain high caliber executives;

•	Encourage strong performance of our executive officers by conditioning a substantial portion of their annual cash compensation on the achievement of our company’s business goals; and

•	Align our executive officers’ interests with the long-term interests of shareowners by providing a significant portion of their compensation through equity awards and requiring specific levels of ownership based on the individual’s position and salary.

For 2005, we approved executive officer annual cash and long-term equity compensation that are intended to be at the median of that paid to officers with similar responsibilities in peer companies. We have also designed our annual bonus and equity award programs to provide opportunities for these officers to earn compensation up to the 75th percentile among our peer companies upon the attainment of advanced performance goals under the annual bonus program and/or for exceptional individual performance.

The peer companies we approved for purposes of establishing a competitive compensation program, which we refer to as the Comparison Group, are as follows: Anheuser-Busch, Archer-Daniels-Midland Company, Avon Products, Campbell Soup Company, The Coca-Cola Company, Colgate-Palmolive, ConAgra Foods, Dean Foods, Eastman Kodak Company, General Mills, Genuine Parts, Gillette, H.J. Heinz, Kellogg, Kimberly-Clark, Newell Rubbermaid, PepsiCo., The Pepsi Bottling Group, Sara Lee, and Sysco. This is a broader group than the peer group against which our total shareowner return is measured on the Stock Performance Graph on page 36; this is because we compete for management talent within a broad array of consumer brands companies, not just syrup, concentrate and bottling companies.

The annual cash and long-term incentive compensation of our executive officers is described in more detail below.

Annual Cash Compensation

Base Salary. In December 2004, the committee agreed with management’s recommendation to simplify the executive compensation program by eliminating certain perquisites. Therefore, effective January 1, 2005, we approved increases to the base salary of each officer to compensate him or her for the elimination of payments or reimbursements related to club dues, automobile allowances, legal and financial planning services, and phones. The chief executive officer and the chairman each received a $9,500 increase, and this “perquisite buy-out” amount for other executive officers ranged from $8,000 to $9,000.

During the first quarter of 2005, we undertook our annual review of executive officer base salaries. The company’s chief executive officer provided the committee with recommendations for adjustments to our executives’ salaries based on market-related and internal equity considerations, as well as the individual’s performance. With the exception of the chief executive officer and the chairman, as discussed below, we approved increases to each executive’s base salary by reference to these considerations, and in accordance with our philosophy that base salaries should be targeted at the median of our Comparison Group. During 2005, salaries of certain executive officers were adjusted further to reflect significant changes in their positions and responsibilities.

Annual Bonus Program. In 2005, we adopted, and shareowners approved, the Executive Management Incentive Plan (the “Executive MIP”) as the executive officers’ annual bonus program. Under the Executive MIP, the 2005 bonus opportunity was based on the attainment of specific targets related to the operating income budget of Coca-Cola Enterprises (80% weight) and the budget for sales volume of its products (20% weight). For purposes of this plan, “operating income” is determined in the same manner as set forth in the company’s audited financial statements, net of adjustments (either pre-established or later approved), and “sales volume” is the amount of the company’s product sold, measured in physical cases.

For 2005, this committee established the award levels payable upon the achievement of minimum, budgeted, and advanced targets related to each performance measure. The target awards for achieving 100% of the budgeted levels of both performance goals ranged from 75% to 125% of the executives’ annual base salaries, depending on their positions. Maximum awards for the named executive officers are limited to 200% of target awards. Additionally, for executive officers whose deductible compensation is limited under Section 162(m) of the Internal Revenue Code, the committee conditioned the payment of any annual bonus upon the attainment of a specific operating income target. For 2005, this operating income target was achieved and these officers received annual bonus awards consistent with other officers under the award levels, described below.

For the 2005 performance period, Coca-Cola Enterprises achieved 98.4% of its operating income goal and 98.3% of its sales volume goal. These operating income performance results reflect certain pre-established adjustments to our reported operating income, specifically, excluding $77 million in restructuring charges and exchange rate variances. The committee also determined it appropriate to further adjust operating income results by excluding $28 million in extraordinary expenses associated with three hurricanes along the Gulf Coast and excluding $8 million in gains from the sale of assets. Reported operating income in 2005 included $53 million from a settlement related to corn syrup sweetener litigation, and the committee decided that this amount was properly included in operating income for purposes of bonus computations because management demonstrated that these proceeds had been successfully invested back into the business. Under our award payout schedule, this adjusted operating income performance, together with our sales volume performance, entitled executive officers to a bonus under the Executive MIP of 80.4% of their target awards. Bonus amounts earned for 2005 for our named executive officers are shown in our Summary Compensation Table on page 29.

Long-Term Equity Incentives

During 2005, we granted 2.7 million stock options and 2.0 million shares of restricted stock and restricted stock units. Compared to our year-end capitalization, our total 2005 grants were 1.0% of our outstanding shares on December 30, 2005, and represented a grant date “fair market value” of the shares underlying the 2005 grants equal to 1.1% of our total equity market capitalization at year end.

Consistent with our current compensation philosophy, the value of the 2005 annual equity grants for executive officers was targeted to be at the median of grants for comparable positions within the Comparison Group. We also made special awards to certain officers and key employees to reward exemplary performance, to recognize potential and to increase retention of key talent.

As in 2004, this committee determined that 2005 annual grants to our executive officers and upper management should reflect a grant value mix of approximately 60% stock options and 40% performance restricted stock. This mix reflects our continued belief in the appropriateness of using stock options as a long-term incentive vehicle and in the important role restricted stock can have in retaining key executives. All of the stock options granted in 2005 had an exercise price equal to the market value of our common stock on the date of grant and a ten-year term. Restricted stock and restricted stock units granted in 2005 to executive officers and upper management will vest only upon the satisfaction of both a five-year continued service requirement and certain increases in the market value of our common stock, measured from the date of grant. Specifically, the performance condition for one-half of each award is a 10% increase in market value and, for the other half, a 20% increase. The trading prices of our common stock must average the required market value increase goal for 20 consecutive days for the vesting condition to be satisfied.

In anticipation of the increased accounting costs associated with stock option grants in 2006, we adjusted our long-term incentive philosophy for 2005 by making equity awards to fewer employees and reducing award levels. Specifically, we made a 2005 annual equity award of stock options and restricted stock (or restricted stock units) to approximately 600 of our executives and key employees, compared to grants to 2,735 in 2004. We also made a final award of restricted stock (or restricted stock units) in 2005 to approximately 1,850 employees, communicating that their positions were no longer eligible for an annual equity awards.

Stock Ownership Guidelines

The company has long-standing stock ownership guidelines for the executive officers requiring each executive to own stock or hold in-the-money stock options with a value equal to a multiple of his or her salary. The multiples range from three to seven times base salary, depending on the executive’s position. An officer must satisfy the guidelines within specific time periods to qualify for future equity grants.

Executive Severance Guidelines

It is this committee’s responsibility to establish all senior and executive officer compensation, which includes the approval of employment and severance agreements. In light of the dynamic and changing landscape of our business, we recognized a need for uniform and conservative guidelines for providing transitional financial assistance to long-tenured executives in good standing whose services are no longer needed by the company. During 2005, we adopted executive severance guidelines for determining severance pay and benefits for senior and executive officers in cases of involuntary termination (other than for defined cause) or voluntary departure for defined good reason. While the committee has retained the sole discretion to determine the appropriate severance package for a departing executive, these guidelines are intended to provide a consistent framework within which to make its determinations.

The guidelines tie the amount of severance pay to the officer’s service with Coca-Cola Enterprises and related companies. Specifically, the guidelines provide for cash payments, as follows:

•	Executive officers with ten or more years of service would be eligible for severance pay equal to two years of salary and annual targeted bonuses;

•	Executive officers with between two and ten years of service would be eligible for severance pay equal to one and a half years of base salary and annual targeted bonuses; and

•	Executive officers with less than two years service would be eligible for one year of salary and annual targeted bonus.

The guidelines also allow for accelerated vesting of the affected officer’s outstanding and unvested options and restricted stock (or restricted stock units). However, if any performance goals for the vesting of restricted stock have not been met within the period established by the committee, these shares will be forfeited.

In the past, the committee has approved enhanced retiree medical coverage under certain severance or consulting agreements. During our guidelines review process, we determined that this enhanced coverage, provided under the Executive Retiree Medical Plan, would no longer be made available.

In exchange for receiving the severance payments and equity vesting benefits, the departing officer must release the company from all claims and agree not to compete for two years.

In 2005, the committee approved two separation agreements for named executive officers. The severance payments approved for Mr. Van Houten were consistent with these guidelines, as provided in the agreement described in more detail on page 35. After considerable deliberation and consultation with our independent consultant, we recommended, and the board approved, severance benefits for Mr. Alm of $6,476,625, which is 50% more than the guidelines. Although the committee had concerns initially about departing from severance guidelines we had so recently adopted, we believed that the timely resolution of Mr. Alm’s severance package was important to ensuring a smooth transition in the company’s management. We also believed the increased benefits were reasonable in light the fact that the board had asked Mr. Alm to make a five-year commitment when he accepted the responsibilities as our chief executive officer in 2004, as well as several factors affecting his recent compensation and retirement benefits. In particular, Mr. Alm voluntarily declined his 2004 bonus under the Executive Management Incentive Plan in early 2005 and did not receive an equity award this year. He also did not accrue additional pension benefits in 2005 due to already reaching the plan’s limits on annual benefits. Further, Mr. Alm agreed to be available to advise on transitional matters for the first six months of 2006 and to assist with matters relating to our customers and suppliers through 2008. Certain other restrictive covenants were negotiated as part of our severance arrangement with Mr. Alm, which is described more fully on page 35. We concluded that the approximately $2.2 million extra severance pay we approved for Mr. Alm was more than offset by the expense savings and intangible benefits the company received under this agreement.

We did not establish separate severance pay guidelines for change-in-control situations. Thus, hypothetically, if officers were involuntarily or constructively terminated following a change in control of the company, the above guidelines would apply. However, the committee retains the discretion to determine whether, or the extent to which, severance benefits would be paid in all circumstances, including a change in control.

In conjunction with our severance guideline discussions, we also reviewed the change-in-control provisions of our equity award program. As described on page 34, recent grants have provided for immediate vesting upon a change in control. We have determined that all equity grants made after 2005 require involuntary or constructive termination following such an event in order for the awards to vest or be otherwise modified.

Compensation of the Chief Executive Officers

Mr. Alm was our chief executive officer until his departure on December 28, 2005. Although our compensation philosophy is equally applicable to our chief executive officer, the only increase in base salary Mr. Alm received was the $9,500 increase related to the perquisite buyout, described above. Mr. Alm participated in our Executive MIP for 2005 and earned an annual bonus of $964,298, which was 80.4% of his target award of 125% of salary. However, we did not grant Mr. Alm stock options or restricted stock during 2005.

During his 28 years with the company and its predecessors, Mr. Alm has earned a total pension benefit that, under the terms of the supplemental pension program, is capped at three times the IRS limit on annual benefits, or $525,000. As part of the severance arrangement with Mr. Alm, the committee recommended, and the full board approved, granting him an extra two years of age credit so that his annual benefit would not be further reduced if he began receiving his pension at age 60. As of December 31, 2005, and using the same assumptions applicable to our financial reporting obligations, the lump-sum present value of Mr. Alm’s total pension benefit at normal retirement age was approximately $3.8 million. The present value of the additional age credit increased the present value of his total pension benefit by $859,000.

Mr. Kline served as our chairman during 2005. During this period he received the compensation shown on the Summary Compensation Table on page 29, plus $93,000 in directors’ fees as reported on page 31. Shortly before year end, he was elected as our chief executive officer. He is currently serving in this capacity without additional compensation. Mr. Kline’s 2005 base salary was $859,000, which includes the perquisite buyout. Mr. Kline also participated in our Executive MIP for 2005, earning $863,798, or 80.4% of his target award of 125% of base salary. We did not grant Mr. Kline stock options or restricted stock during 2005.

Total compensation for Messrs. Alm and Kline for 2005, including all the items shown in the Summary Compensation Table plus dividends on restricted stock and their annual pension accruals during 2005, is shown below:

	John R. Alm	Lowry F. Kline
Salary	$959,500	$859,500
Bonus	964,298	863,798
Other Compensation	219,859	200,454
Restricted Stock Dividends	33,440	33,600
Stock Options	0	0
Severance Benefits	6,476,625	0
Pension Accrual	0	641,000
Pension Enhancement	859,000	0

Total	$9,512,722	$2,598,352

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code allows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the company’s chief executive officer and to each of the four other most highly compensated executive officers if such compensation is “performance-based,” as defined under Section 162(m). The committee has designed its executive compensation programs to preserve the tax deductibility of compensation paid to executive officers in the form of annual bonuses and equity grants. The committee may also award compensation that is not exempt from the limitations on deductibility under Section 162(m) where it believes such compensation is in the best interest of the company, balancing tax efficiency with long-term strategic goals. For 2005, we expect that all of our bonus awards and equity grants will be tax deductible.

Conclusion

During 2005, this committee focused on simplifying and rationalizing various aspects of the compensation packages we provide to our executive officers, as well as making significant strides in restructuring our equity award program. We believe that our executive compensation philosophy is reasonably balanced, giving appropriate consideration to both external, market-driven factors and the needs of the company. Consequently, we believe our executive compensation packages are reasonable, as well as fair to both our officers and our shareowners. This committee is committed to continually reviewing our compensation philosophy and programs to ensure they are meeting our objectives of providing compensation that attracts and retains superior executive talent, as well as encourages our executives and other key employees to achieve the business goals of Coca-Cola Enterprises.

James E. Copeland, Jr., Chairman

Fernando Aguirre

Calvin Darden

Paula R. Reynolds

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed entirely of the four outside directors who have signed the Compensation Committee Report on Executive Compensation appearing in this proxy statement. No member has ever been an officer or employee of Coca-Cola Enterprises or any of its subsidiaries.

Executive Compensation Tables

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
				Other Annual Compen- sation ($)(3)	Awards
Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(2)		Restricted Stock Awards($)(4)(5)		Securities Underlying Options/ SARs (#)	All Other Compensation ($)(6)
Lowry F. Kline	2005	859,500	863,798	74,236	0		0	126,218
Chairman and	2004	873,375	0	151,484	1,426,800		200,000	10,774
Chief Executive Officer	2003	943,500	1,004,261	155,697	3,285,000		280,000	14,891

John J. Culhane	2005	392,750	328,836	0	668,100		40,000	8,817
Executive Vice President	2004	332,604	211,218	0	2,379,550		175,000	6,428
and General Counsel	2003	292,646	194,933	0	104,900		25,000	2,157

Shaun B. Higgins	2005	496,375	404,814	240,007	5,015,500		40,000	21,137
Executive Vice President	2004	412,933	243,817	981	2,734,700	(7)	50,000	29,183
and President, European Group	2003	351,549	299,344	130,638	944,100	(7)	50,000	31,549

Terrance M. Marks	2005	382,062	316,418	0	2,494,240		40,000	12,591
Executive Vice President	2004	301,000	171,895	307	214,020		32,000	13,900
and President, North American Group	2003	253,954	150,528	190	219,000		25,000	20,305

William W. Douglas III	2005	370,617	295,164	0	1,158,040		40,000	6,029
Senior Vice President and	2004	146,924	71,318	77,808	693,970		20,000	1,950
Chief Financial Officer	2003	0	0	0	0		0	0

John R. Alm	2005	959,500	964,298	198,091	0		0	6,498,393
Former President and	2004	937,405	0	291,939	1,640,820		245,000	18,550
Chief Executive Officer	2003	899,620	957,556	251,319	3,066,000		250,000	22,915

G. David Van Houten, Jr.	2005	634,000	509,736	76,362	0		0	2,550,096
Former Executive Vice	2004	601,041	367,001	160,130	951,200		100,000	41,390
President and Chief Operating Officer	2003	529,163	450,582	140,463	1,049,000		75,000	46,523

(1)        This officer group, referred to as the named executive officers, is composed of the chief executive officer and the four most highly compensated executive officers, determined as of December 31, 2005, as well as any other individual who served as chief executive officer during 2005. Mr. Van Houten was an executive officer during 2005 and would have been one of the four highest compensated officers based on 2005 salary and bonus.

(2)        Amounts shown include any amounts deferred by the officer under our 401(k) and supplemental savings plan. Participants make investment elections for their supplemental savings plan accounts similar to those available in their 401(k) plan. The deferral account balances increase or decrease in value based on the performance of the selected investments, which include general market indicators, mutual funds, phantom shares of our common stock and dividend credits. These plans do not provide any above-market or preferential earnings rates.

(3)        The amounts reported as “Other Annual Compensation” in the Summary Compensation Table include any tax reimbursement and/or tax equalization payments, as well as perquisites and personal benefits that exceed the lesser of $50,000 or 10% of the officer’s salary and bonus. The amount of tax reimbursement and/or tax equalization payments and the amount of all perquisites and personal benefits provided to a named executive officer (whether or not reported in the Summary Compensation Table), are as follows:

	Year	Mr. Kline	Mr. Culhane	Mr. Higgins	Mr. Marks	Mr. Douglas	Mr. Alm	Mr. Van Houten
Tax Reimbursement/	2005	$0	$0	$53,690	$0	$0	$0	$0
Equalization Payments	2004	5,337	0	981	307	17,108	8,149	11,707
	2003	19,437	0	38,193	190	0	23,854	3,425

Tax/Legal Planning	2005	0	0	0	3,100	500	4,033	1,772
Reimbursements(a)	2004	4,500	15,950	15,000	0	2,500	9,075	2,935
	2003	1,575	0	0	0	0	0	0

Club Dues/Memberships	2005	0	0	0	0	0	0	0
	2004	3,840	0	3,028	0	0	0	0
	2003	2,940	0	1,588	0	0	0	0

Automobile Allowance	2005	0	0	0	3,600	0	0	0
	2004	15,000	14,400	15,000	14,400	7,200	15,000	14,750
	2003	15,000	14,400	12,500	14,400	0	15,000	14,400

Personal use of	2005	74,236	0	0	2,726	0	194,058	74,590
Company Aircraft(b)	2004	119,207	0	8,130	0	0	256,115	127,138
	2003	114,645	0	5,777	0	0	210,365	119,823

International	2005	0	0	186,317	0	0	0	0
Assignment &	2004	0	0	0	0	51,000	0	0
Relocation Program(c)	2003	0	0	70,480	0	0	0	0

Miscellaneous	2005	0	0	0	0	0	0	0
Fringes (e.g., phone,	2004	3,600	0	2,700	0	0	3,600	3,600
third-party travel)	2003	2,100	0	2,100	0	0	2,100	2,815

(a)        Reimbursements for Messrs. Alm’s and Van Houten’s tax-planning expenses were incurred under the 2004 perquisite program. Mr. Marks was eligible for reimbursements under the 2005 perquisite program until he became an executive officer on April 1, 2005.

(b)        The incremental cost of personal use of company aircraft is calculated based on the variable operating costs to the company for each flight hour attributed to personal use, including fuel costs, labor, parts and maintenance costs, landing and parking fees, on-board catering, and crew expenses during layovers. Fixed costs, such as pilot salaries, are not included. The amounts reported above reflect a change in the valuation methodology from prior years in which the cost of personal use of company aircraft had been calculated using the Standard Industrial Fare Level (SIFL) tables found in tax regulations, and amounts reported in the Summary Compensation Table for 2003 and 2004 have been restated to reflect this change.

(c)        For Mr. Higgins, the amounts shown for 2003 and 2005 are related both to personal benefits provided under our international assignment program and the relocation costs of his repatriation to the United States in 2003 and his return to Europe in 2005. For Mr. Douglas, the amount shown for 2004 is for relocation assistance from Greece to the United States upon his being employed by the company.

(4)        Dividends are paid on shares of restricted stock at the same rate as paid on all shares of our common stock, and deferred stock units earn hypothetical dividends equal to actual dividends. The amounts of these dividends and/or dividend equivalents paid to the named executive officers during 2005 were as follows:

2005 Dividends/ Dividend Equivalents
Mr. Kline	$33,600
Mr. Culhane	20,800
Mr. Higgins	38,800
Mr. Marks	18,000
Mr. Douglas	9,200
Mr. Alm	33,440
Mr. Van Houten	4,400

(5)        The following table shows the total number and value of unvested restricted shares/units held by each named executive officer as of December 31, 2005. The year-end value is based on the closing trading price of our stock on December 30, 2005, which was $19.17. It also shows the number and value of shares that vested during 2005 and their value as of the vesting date.

Names	Shares Vested During 2005		Value Realized at Vesting Date ($)	Total Unvested Shares/Units at 12/30/05 (#)	Value of Unvested Shares at 12/30/05 ($)
Mr. Kline	—		—	210,000	4,025,700
Mr. Culhane	—		—	145,000	2,779,650
Mr. Higgins	140,000	(a)	3,001,650	120,000	2,300,400
Mr. Marks	—		—	168,500	3,230,145
Mr. Douglas	—		—	84,000	1,610,280
Mr. Alm	209,000	(b)	4,085,950	—	—
Mr. Van Houten	110,000	(b)	2,432,100	—	—

(a)        In April 2005, the Committee approved the vesting of 10,000 shares of Mr. Higgins’ 2002 restricted stock award, which was realized as income in 2005, and vested 130,000 deferred stock units under a special 2005 special award, which income from will be deferred under the terms of the award until the earlier of his retirement or April 2008. This action was taken in conjunction with the board’s request that Mr. Higgins return to Europe as president of our European group.

(b)        Messrs. Alm and Van Houten’s shares vested pursuant to their separation agreements.

(6)        “All Other Compensation” in 2005 includes:

Names	Defined Contribution Plan($)(a)	Term Life & LTD Insurance Premium($)	Severance Accruals or Payments($)		Board Fees($)
Mr. Kline	3,500	29,718	—		93,000
Mr. Culhane	—	8,817	—		—
Mr. Higgins	12,953	8,184	—		—
Mr. Marks	9,694	2,896	—		—
Mr. Douglas	3,500	2,529	—		—
Mr. Alm	9,316	12,452	6,476,625	(b)	—
Mr. Van Houten	3,094	11,002	2,536,000	(c)	—

(a)        Represents matching contributions to our 401(k) plan, and our nonqualified supplemental savings plan. Currently, the rate of match is 25% on deferrals up to 7% of the participant’s salary and annual bonus.

(b)        As described on page 35, in December 2005 the company credited Mr. Alm’s account under our nonqualified supplemental savings plan in accordance with his separation arrangement.

(c)        As described on page 35, during 2005 the company entered into a separation agreement with Mr. Van Houten; the agreement provides for severance benefits of $2,536,000, which will be payable through 2007.

(7)        During 2005, Mr. Higgins surrendered the 160,000 restricted shares that he received in 2003 and 2004. The value of these surrendered shares is still included in the value disclosed in the Summary Compensation Table for these years.

Option/SAR Grants In Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base/Price ($/SH)	Expiration Date	Grant Date Present Value ($)(1)
Mr. Kline	—	—	—	—	—
Mr. Culhane	40,000	1.5%	22.305	9/1/15	303,820
Mr. Higgins	40,000	1.5%	22.305	9/1/15	303,820
Mr. Marks	40,000	1.5%	22.305	9/1/15	303,820
Mr. Douglas	40,000	1.5%	22.305	9/1/15	303,820
Mr. Alm	—	—	—	—	—
Mr. Van Houten	—	—	—	—	—

(1)        The “grant date present value” is based upon the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, the executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by Coca-Cola Enterprises are as follows: (i) dividend yield of .72%; (ii) expected volatility of 30%; (iii) risk-free interest rate of 3.87%; and (iv) expected life of six years. No assumptions were made regarding nontransferability or risk of forfeiture.

Aggregated Option/SAR Exercises in Last Fiscal Year,

and Fiscal Year-End Option and SAR Values

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options and SARs at Fiscal Year-End (#)				Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End ($)
			Exercisable/ Unexercisable				Exercisable/Unexercisable
Mr. Kline	—	—	1,556,377		/	232,386	1,154,111 /—
Mr. Culhane	—	—	61,665		/	198,335	61,200 /—
Mr. Higgins	—	—	444,331		/	90,001	234,954 /—
Mr. Marks	—	—	188,266		/	69,668	51,068 /—
Mr. Douglas	—	—	6,666		/	53,334	— /—
Mr. Alm	—	—	1,890,706	(1)	/	—	991,121 /—
Mr. Van Houten	31,575	325,999	562,980		/	—	331,355 /—

(1)        Includes 706,200 options that Mr. Alm transferred into a family trust, but does not include 70,000 options surrendered in December 2005 under his separation agreement.

Pension Plans

Our executive officers participate in our noncontributory, qualified defined benefit pension plan that provides benefits for substantially all employees (excluding employees who are included in a unit covered by a collective bargaining agreement negotiated in good faith). Retirement income benefits under this plan are based upon a participant’s highest average annual compensation during any consecutive three of the last ten years and the participant’s years of credited service. Normal retirement under this plan is between age 65 and 67, depending on the participant’s retirement age, as defined by the Social Security Administration.

Our executive officers also participate in an unfunded, nonqualified defined benefit pension plan that provides benefits above those provided by the qualified plan due to the limits set forth in the Internal Revenue Code. This nonqualified plan also has an enhanced benefit formula and a normal retirement age of 65. Although we are not required to limit the benefits payable under the nonqualified plan, the maximum annual benefit amount is set at three times the annual benefit limit under the qualified plan in the year the participant begins receiving his or her pension. For 2005, the maximum benefit at ages 62-65 was $510,000; in 2006, the maximum benefit will be $525,000.

The following table shows the estimated annual benefits payable at age 65 under the defined benefit qualified and nonqualified plans:

Pens ion Plan Table

	YEARS OF SERVICE
Remuneration	5	10	15	20	25	30	35
500,000	33,875	67,750	101,625	135,500	169,375	203,250	237,125
550,000	37,375	74,750	112,125	149,500	186,875	224,250	261,625
600,000	40,875	81,750	122,625	163,500	204,375	245,250	286,125
650,000	44,375	88,750	133,125	177,500	221,875	266,250	310,625
700,000	47,875	95,750	143,625	191,500	239,375	287,250	335,125
750,000	51,375	102,750	154,125	205,500	256,875	308,250	359,625
800,000	54,875	109,750	164,625	219,500	274,375	329,250	384,125
900,000	61,875	123,750	185,625	247,500	309,375	371,250	433,125
1,000,000	68,875	137,750	206,625	275,500	344,375	413,250	482,125
1,250,000	86,375	172,750	259,125	345,500	431,875	510,000	510,000
1,500,000	103,875	207,750	311,625	415,500	510,000	510,000	510,000
1,750,000	121,375	242,750	364,125	485,500	510,000	510,000	510,000
2,000,000	138,875	277,750	416,625	510,000	510,000	510,000	510,000
2,250,000	156,375	312,750	469,125	510,000	510,000	510,000	510,000
2,500,000	173,875	347,750	510,000	510,000	510,000	510,000	510,000

Benefits shown in the table above are computed as straight-life annuity amounts upon retirement and are not subject to reduction for Social Security or other amounts.

Covered compensation under the defined benefit qualified and nonqualified plan includes salary and bonuses paid during 2005, but excludes Other Annual Compensation and All Other Compensation, as described in the Summary Compensation Table, as well as income from the vesting of restricted stock or exercises of stock options.

The named executive officers’ highest average annual compensation and credited service at the end of the last fiscal year, are summarized below:

Names	Average Highest Three Years of Covered Compensation	Credited Service		Pension Present Value at December 31, 2005(1)
Mr. Kline	$1,766,805	14 Years	(2)	$3,901,000
Mr. Culhane	569,977	4.25 Years		257,000
Mr. Higgins(3)	765,259	14.25 Years		872,000
Mr. Marks	491,764	18.83 Years		397,000
Mr. Douglas	552,759	1.5 Years		35,000
Mr. Alm	1,745,357	28.25 Years	(4)	3,778,000	(5)
Mr. Van Houten	1,102,315	34.52 Years	(4)	3,049,000

(1)        Present value of the officer’s pension at normal retirement was determined using actuarial assumptions based on the 1994 Uninsured Pensioner Mortality Table and 5.625% interest rate. These are the same assumptions as used for determining our year-end U.S. pension plan obligations disclosed in Note 9 of our 2005 consolidated financial statements.

(2)        Includes four additional years of service under our nonqualified pension plan, granted to Mr. Kline upon his employment in 1996.

(3)         Mr. Higgins was employed by Coca-Cola Beverages in Canada prior to its becoming our subsidiary. Under the Canadian bottler’s pension program, Mr. Higgins earned an annual pension benefit, payable at age 65, of $83,807; this is in addition to the pension from our plans.

(4)        Messrs. Alm’s and Van Houten’s pension benefits will be limited to the nonqualified plan’s maximum annual benefit amount, as described above. For example, the maximum amount of their annual pensions, if commenced in 2006, could be no more than $525,000, regardless of the benefit that would result from application of the nonqualified plan’s formula to their compensation and credited service.

(5)        Mr. Alm’s present value is based on his year-end accrued benefit at normal retirement age of 65 and does not reflect the increased early retirement subsidy of two years of age credit provided for under his separation agreement.

Employment Contracts and Termination of Employment Arrangements

Upon a change of control of Coca-Cola Enterprises, all stock options granted since 2003, including those made to executive officers, include a provision that the options will vest immediately and remain exercisable for the remainder of their term. Also since 2003, all restricted stock awards, including those made to executive officers, provide for immediate vesting upon a change of control, including the waiver of any performance conditions.

The restricted stock awards made in 2003 and 2004 to Lowry F. Kline, our chairman and chief executive officer, provide for vesting upon the satisfaction of both a performance condition related to increases in the market value of our common stock and a continuous service requirement, which may be satisfied after the officer’s retirement if the board requests that such officer perform services under a consulting agreement and is subject to a noncompetition agreement. The restricted stock award made in 2004 to John J. Culhane, our executive vice president and general counsel, contains the same provision permitting the continued service requirement to be met following retirement if the board requests that such officer perform services under a consulting agreement and is subject to a noncompetition agreement. The number of restricted shares subject to these awards is noted in the Summary of Compensation Table.

In 2005, Shaun B. Higgins, our executive vice president and at that time, chief financial officer, received a special award of 230,000 deferred stock units. 100,000 restricted share units under this award will vest upon his continued service through April 30, 2008. The continued service requirement will be waived, however, if Mr. Higgins’s employment is involuntarily terminated without cause, provided he enters into a noncompetition agreement with the company at the time.

In April 2005, David Van Houten, Jr., resigned his position as our chief operating officer but agreed to remain an executive vice president until the end of year. In June, the company and Mr. Van Houten executed a separation agreement that provided for the terms of his employment for the remainder of 2005 and the separation benefits to be paid following his departure. Mr. Van Houten continued to receive his salary of $52,833.33 per month and participate in the Executive Management Incentive Plan for the remainder of 2005. Mr. Van Houten will also receive monthly severance benefits in the amount of $52,833.33, payable from July 1, 2006 through December 31, 2007, as well as two payments of $634,000 in lieu of continued participation in the annual bonus plan. Finally, because the performance conditions of each award had already been met, we accelerated the vesting of Mr. Van Houten’s restricted stock by waiving the continued service conditions to vesting. Mr. Van Houten agreed not to compete with the company for a period of two years.

In December 2005, John R. Alm, our chief executive officer, entered into a separation agreement with us. Under the agreement, the company credited Mr. Alm’s account in our nonqualified savings plan, the Supplemental Matched Employee Savings and Incentive Plan, with $6,476,625 in lieu of other separation payments. This amount will be subject to the terms and conditions of this plan, including Mr. Alm’s elections with respect to the time and form of distributions of his account, as well as its investment measures. Mr. Alm was granted two years of age credit under the Executive Pension Plan so that he could receive the same annual benefit amount at age 60 as he would have received at age 62. Because the performance conditions of each award had already been met, we accelerated the vesting of Mr. Alm’s restricted stock by waiving the continued service conditions to vesting. Under the terms of his outstanding stock options grants, all unvested options became vested upon his termination and will remain exercisable for five years. Mr. Alm agreed to provide advice related to transition matters for the first six months of 2006 and to be available to assist on any matters related to our customers and suppliers through 2008. He also agreed to not compete with the company for a period of three years.

SHARE PERFORMANCE

Comparison of Five-Year Cumulative Total Return

The graph shows the cumulative total return to our shareowners beginning as of December 31, 2000 and for each year of the five years ended December 31, 2005, in comparison to the cumulative returns of the S&P Composite 500 Index and to an index of peer group companies we selected. The peer group consists of The Coca-Cola Company, PepsiCo, Inc., Coca-Cola Bottling Co. Consolidated, Cadbury Beverages plc, PepsiAmericas, Inc. and The Pepsi Bottling Group, Inc. The graph assumes $100 invested on December 31, 2000 in our common stock and in each index, with the subsequent reinvestment of dividends on a quarterly basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans in existence at December 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	54,320,229	(1)	$25.03	32,440,984	(2)(3)
Equity compensation plans not approved by security holders	106,950	(4)	$33.29	2,098,701	(5)(6)
Total	54,427,179		$25.04	34,539,685

(1)        Shares issuable pursuant to outstanding options under our 1995 Stock Option Plan (As Amended and Restated Effective January 2, 1996), 1997 Stock Option Plan, 1999 Stock Option Plan, and the 2001 Stock Option Plan.

(2)        The number of shares of our common stock specified represents those issuable pursuant to future awards under our 2001 Stock Option Plan, 2001 Restricted Stock Award Plan, and 2004 Stock Award Plan.

(3)        The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•	Under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Nonemployee Directors (As Amended and Restated Effective February 17, 2004), shares are issued only to the extent a participant’s deferred compensation account was credited with phantom stock. This plan will terminate on February 17, 2014, unless extended by our board and approved by the shareowners. For a description of the material terms of this plan, see, “The Board of Directors—Compensation of Directors.”

•	Under the Coca-Cola Enterprises Ltd. UK Employee Share Plan (the “UK Plan”), shares are purchased on the open market only to the extent employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer.

Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related partnership shares. Participants may obtain favorable tax treatment of shares acquired under the UK Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

•	Under the Stock Savings Plan (Belgium) (the “Belgian Plan”), shares are purchased on the open market only to the extent employees of our Belgian subsidiaries elect to contribute from their pay, as well as matching contributions made by their employer.

Participant contributions are used to purchase shares of our common stock in increments of five shares. For every five shares purchased for a participant, the participant’s employer makes a matching contribution used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for five years.

This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

(4)        Shares issuable pursuant to outstanding options under the 1997 Directors’ Stock Option Plan.

(5)        The number of shares of our common stock specified represents those issuable under the Coca-Cola Enterprises Stock Deferral Plan (As Amended and Restated Effective April 1, 2004), which was not submitted to the shareowners for approval. Under this plan, deferred compensation accounts of certain highly compensated and management employees were credited with phantom stock only to the extent the employee deferred gains upon exercise of an option or surrendered shares of unvested restricted stock. Prior to April 2004, phantom stock was credited to the account of certain European employees under this plan, but distributions will be made from a shareowner-approved restricted stock plan. Due to recent tax legislation related to nonqualified deferred compensation, effective January 1, 2005, no further phantom stock credits will be made under this plan.

(6)        The numbers of shares remaining for further issuance under each of the following plans not approved by the shareowners are not presently determinable, as explained below:

•	Under the Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan, a deferred compensation plan, shares are issued upon distribution of a participant’s account only to the extent that he or she elected to have it credited as phantom stock. This is a deferred compensation plan for highly compensated and management employees whose salary deferral opportunity is limited under Section 401(a) of the Internal Revenue Code. A participant’s account is also credited with employer matching contributions (currently 25% of the employee’s deferral, up to 7% of his or her pay). A participant may, but is not required to, elect to have any portion his or her account treated as if invested in shares of our common stock.

•	Under the Coca-Cola Bottling Company’s Employee Savings and Investment Plan (the “Canadian Plan”), participating employees are eligible to receive from us a 50% match on contributions up to a maximum of 6% or 7% of such participant’s earnings per year, depending on the classification of the employee. Matching contributions from our Canadian subsidiary are immediately vested. Participants may elect, but are not required, to invest matching contributions in shares of our common stock.

•	We also sponsor employee share purchase plans in the United States and other jurisdictions. Under these plans, we do not make contributions towards employee share purchases, but rather facilitate the acquisition of shares in a cost efficient manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Ownership by and Director Relationships with The Coca-Cola Company

The Coca-Cola Company is our largest shareowner, owning as of February 24, 2006, directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 36% of our outstanding common stock. In addition, three of our thirteen directors are executive officers of The Coca-Cola Company.

Transactions with The Coca-Cola Company

We are a marketer, producer and distributor principally of Coca-Cola products with approximately 93% of our sales volume consisting of sales of The Coca-Cola Company products. Our license arrangements with The Coca-Cola Company are governed by licensing territory agreements. From time to time, the terms and conditions of programs with The Coca-Cola Company are modified upon mutual agreement of both parties.

The following table summarizes the transactions with The Coca-Cola Company that directly affected our Consolidated Statement of Income for the year ended December 31, 2005 (in millions):

2005
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$428
Dispensing equipment repair services	70
Other transactions	76

Total	$574

Amounts affecting cost of sales:
Purchases of syrup, concentrate, mineral water and juice	$(4,411)
Purchases of sweeteners	(275)
Purchases of finished products	(731)
Marketing support funding earned	444
Cold drink equipment placement funding earned	47

Total	$(4,926)

Amounts affecting selling, delivery and administrative expenses:
Marketing program payments	$(3)
Operating expense cost reimbursements:
From The Coca-Cola Company	28
Other transactions	16

Total	$41

Fountain Syrup and Packaged Product Sales

We sell fountain syrup to The Coca-Cola Company in certain territories and deliver this syrup to certain major fountain accounts of The Coca-Cola Company. We will, on behalf of The Coca-Cola Company, invoice and collect amounts receivable for these fountain sales. We also sell bottle and can products to The Coca-Cola Company at prices that are generally similar to the prices charged by us to our major customers.

Purchases of Syrup, Concentrate, Mineral Water, Juice, Sweeteners and Finished Products

We purchase syrup, concentrate, mineral water and juice from The Coca-Cola Company to produce, package, distribute and sell The Coca-Cola Company products under licensing agreements. These licensing agreements give The Coca-Cola Company complete discretion to set prices of syrup and concentrate. Pricing of mineral water is based on contractual arrangements with The Coca-Cola Company. We also purchase finished products and fountain syrup from The Coca-Cola Company for sale within certain of our territories and have an agreement with The Coca-Cola Company to purchase from them substantially all our requirements for sweeteners in the United States.

Marketing Support Funding Earned and Other Arrangements

We and The Coca-Cola Company engage in a variety of marketing programs to promote the sale of products of The Coca-Cola Company in territories in which we operate. The amounts to be paid under the programs are determined annually and as the programs progress during the year. The Coca-Cola Company is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs may differ with other licensees. Marketing support funding programs funded to us provide financial support principally based on product sales to offset a portion of the costs to us of the programs. The Coca-Cola Company also administers certain other marketing programs directly with our customers. During 2005, direct-marketing support paid or payable to us, or to customers in our territories by The Coca-Cola Company, totaled approximately $580 million. We recognized $444 million of this amount as a reduction in cost of sales during 2005. Amounts paid directly to our customers by The Coca-Cola Company during 2005 totaled $136 million and are not included in the table on the preceding page.

We participate in customer trade marketing (CTM) programs in the United States administered by The Coca-Cola Company. We are responsible for some costs of the programs in our territories, except for the costs related to a limited number of specific customers. Under these programs, we pay The Coca-Cola Company and The Coca-Cola Company pays our customers as a representative for the North American bottling system. Amounts paid under CTM programs to The Coca-Cola Company for payment to customers on our behalf, included as a reduction in net operating revenues, totaled $243 million for 2005. This amount is not included in the table on the preceding page.

Marketing Program Payments

On occasion, we participate in marketing programs outside the scope of recurring arrangements with The Coca-Cola Company. In 2005, we paid The Coca-Cola Company approximately $3 million for participation in these types of marketing programs.

Other Transactions

During 2005, we sold a multi-format PET (plastic) bottle production line in Belgium to The Coca-Cola Company for $9 million in cash. We did not recognize a gain or loss on this sale.

During 2005, we recorded a $5 million restructuring charge as a result of workforce changes at a Chaudefontaine production facility in Belgium. This charge was recorded net of $5 million to be received from The Coca-Cola Company as reimbursement for a portion of the restructuring costs. This amount is included in the table on the preceding page.

Other transactions with The Coca-Cola Company include the sale of bottle preforms, management fees, office space leases and purchases of point-of-sale and other advertising items.

For additional information about our transactions with The Coca-Cola Company, please see Note 9 of our 2005 consolidated financial statements.

Transactions with Coca-Cola Bottling Co. Consolidated

Coca-Cola Enterprises and Coca-Cola Bottling Co. Consolidated bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party’s production facilities to the other party’s markets, as well as other economic considerations, made it more efficient for one bottler to buy finished product rather than produce it. In 2005, our sales to Coca-Cola Bottling Co. Consolidated totaled approximately $22 million and purchases were approximately $42 million. We expect that additional sales and purchases will occur in 2006.

Transactions with SunTrust Banks, Inc.

SunTrust Banks, Inc. engaged in ordinary course of business banking transactions with us in 2005, and we expect that we will engage in similar transactions in 2006. The transactions included making loans to us on customary terms. In 2005, we paid approximately $140,000 for letter of credit fees, $500,000 in investment management fees relating to our benefit plans, $70,000 for credit facility fees, $15,000 for trustee and escrow fees, and $1.2 million in bank service fees. SunTrust also holds equipment leases under which we paid approximately $3.2 million for the lease of over-the-road trailers and $2.1 million for the lease of blow mold equipment. L. Phillip Humann, one of our directors, is chairman of the board and chief executive officer of SunTrust Banks, Inc.

Transactions with AGL Resources Inc.

During 2005, we paid approximately $98,000 to AGL Resources Inc. and its affiliates for natural gas and related charges. All transactions were in the ordinary course of business and on standard terms. Paula R. Reynolds, one of our directors, was chairman, president and chief executive officer of AGL in 2005.

Transactions with Deloitte Consulting LLP

During 2005, we paid approximately $13.8 million to Deloitte Consulting LLP for consulting services, principally involving a business process redesign and SAP software implementation. James E. Copeland, Jr., one of our directors, retired in May 2003 as chief executive officer of Deloitte & Touche USA, LLP and Deloitte Touche Tohmatsu and joined our board of directors in July 2003.

Transactions with United Parcel Service, Inc.

During 2005, we paid approximately $121,000 to United Parcel Service, Inc. for package and document delivery services. Calvin Darden, one of our directors, was senior vice president of U.S. Operations for UPS, until his resignation effective March 31, 2005.

Relationships and Transactions with Management and Others

During 2005, we paid Jean-Claude Killy, one of our directors, $26,250 under the terms of a consulting agreement. Mr. Killy, a member of our board since 1997, retired from our board following the April 2005 meeting of shareowners.

Following his resignation as an officer in 2004, Summerfield K. Johnston, III, a director of the company since December 2004, entered into a consulting and separation agreement with us that provided, through March 2006, monthly payments of $34,145, amounts equal to the bonus to which he would have been entitled had he remained an executive vice president, and reimbursements for financial planning services. Mr. Johnston will also be eligible to participate in the Executive Retiree Medical Plan until age 65 unless he can be covered by comparable group coverage before that time. In 2005, we paid Mr. Johnston $668,078 under the terms of his agreement; of the amounts paid in 2005, approximately $560,000 was a lump-sum payment representing the present value of payments originally scheduled to be made in 2005, 2006 and 2007.

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

1.    Election of Directors

Nominees

Under our bylaws, our board of directors is authorized to have a minimum of three and a maximum of 20 members. In 2002, the directors set the number at 16. Approximately one-third of the board is elected each year for a three-year term. The term of each director expires at the third annual meeting of our shareowners occurring after that director’s election, when that director’s successor shall have been duly elected and qualified.

Our bylaws disqualify anyone who has reached the age of 70 from being nominated or renominated for election as director.

The board has nominated Calvin Darden, J. Alexander M. Douglas, Jr., Marvin J. Herb, Donna A. James, and Lowry F. Kline for terms expiring at our 2009 annual meeting of shareowners.

Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is located, or reduce the size of the board to eliminate the unfilled seat.

Biographical information about each of the nominees is found at the beginning of this proxy statement. See, “The Board of Directors—The Current Board and Nominees for Election.”

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the election of Calvin Darden, J. Alexander M. Douglas, Jr., Marvin J. Herb, Donna A. James, and Lowry F. Kline as directors for terms expiring at the 2009 annual meeting of shareowners, and until their respective successors are elected and qualified.

2.    Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006. This appointment is subject to ratification by the shareowners at the annual meeting. Ernst & Young has served as Coca-Cola Enterprises’ independent auditors since 1986, and our management considers the firm to be well qualified.

Ernst & Young has advised us that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in Coca-Cola Enterprises or any of its subsidiaries.

Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available at the meeting to respond to appropriate questions from the shareowners.

Audit and Non-Audit Fee Table

In connection with its audit of the 2005 financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms under which Ernst & Young will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and a mutual exclusion of punitive damages.

The following table sets forth the fees for services Ernst & Young provided in 2005 and 2004.

	2005	2004
Audit Fees(1)	$6,696,700	$7,151,800
Audit-related fees(2)	384,600	368,200
Tax fees(3)	1,239,000	1,106,700
All other fees	6,300	12,000

	$8,326,600	$8,638,700

(1)        Represents professional fees for audit of our annual financial statements, audit of our internal controls over financial reporting, statutory audits of foreign subsidiaries’ financial statements, review of the consolidated financial statements included in our Forms 10-Q, consents issued related to registration statements, and issuance of comfort letters.

(2)        Represents professional fees for pension plan audits, accounting consultations, and other attest engagements.

(3)        Represents professional fees for tax compliance, tax advice, and tax planning. Included $1,149,000 in 2005 and $824,200 for 2004 related to tax compliance services for certain employees, many of whom are expatriates. We have engaged another firm to provide these tax compliance services to our employees, beginning in 2006.

Preapproval by Audit Committee

Under the Audit Committee’s charter, the committee is required to give advance approval of any nonaudit services to be performed by our auditors, provided that such services are not otherwise prohibited by law. There is no de minimus exception to the committee’s preapproval procedures. All of the fees described in the table above were preapproved by the committee.

If the shareowners do not ratify this appointment of Ernst & Young, it will be reconsidered by the board.

Recommendation of the Board of Directors

Our board recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the 2006 fiscal year.

3.    Shareowner Proposal Relating to Shareowner Approval of Certain Severance Agreements

The following proposal was submitted by a shareowner. It will be voted upon at the annual meeting if that proposal’s proponent, or a duly authorized representative, is present at the annual meeting and submits the proposal for a vote.

In accordance with federal securities regulations, we include in this proxy statement the proposal, plus the supporting statement submitted by the proponent, exactly as submitted.

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, DC 20001-2198, owner of 450 shares of our common stock, has submitted the following proposal:

RESOLVED: That the shareholders of Coca-Cola Enterprises (“CCE” or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Severance pay” means “payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment.” “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; and, agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT: As part of his severance agreement with the Company, CCE’s former Chairman of the Board, CEO and current CCE board member, Mr. Summerfield Johnston, receives a consulting contract worth $600,000 per year, a paid seat on the CCE board of directors, health care coverage for life for his dependents and himself, financial planning and tax benefit consulting, use of the company aircraft, an office including a secretary and office supplies, and restricted shares of Company stock. In addition, former CCE Chief Financial Officer Patrick J. Mannelly will receive $34,500 per month through January 2006, all bonuses that he would have received had he continued his employment at CCE, tax and financial planning expenses, and country club dues.

Shareholders are taking a closer look at executive compensation practices and the seemingly limitless severance packages for senior executives in light of gross corporate abuses at companies like Enron, Tyco, and WorldCom. Requiring shareholder approval for severance agreements—whether entered into prior to or at the time of termination—will insulate the Board from manipulation and will avoid rewarding bad management or poor performance.

Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out more than twice the amount of an executive’s last salary and bonus. Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

Despite support from almost 30% of voting shareholders last year, our Company’s Board has failed to adopt this important reform. In the spirit of true financial transparency and accountability to shareholders, Coca-Cola Enterprises should reform its excessive compensation practices and policies.

For these reasons, we urge shareholders to vote FOR this proposal.

Recommendation of the Board of Directors

Our board of directors believes the adoption of this proposal is unnecessary, because on October 25, 2005, the Compensation Committee of the board approved and published its own Executive Severance Guidelines, to be considered in providing severance benefits to executive and senior officers.

The adoption of the guidelines was at the committee’s initiative, as part of its continuing review of the compensation practices and philosophy of Coca-Cola Enterprises, because the committee believed that an analytical framework needed to be established to guide, but not bind, the committee in its consideration of senior officer severance arrangements.

The committee’s guidelines link severance pay to years of service with Coca-Cola Enterprises. Persons having 10 or more years of service can receive a severance payment equal to 24 months of salary and two annual bonus awards; persons with fewer than two years of service could receive a severance payment equal to 12 months of salary and one annual bonus awards. The other compensation addressed by the guidelines include (1) payments to offset the additional cost of continuing medical insurance under COBRA (that is, the difference between required employee contributions to medical insurance and the increased cost of such coverage under COBRA), and (2) previously granted restricted stock and options that had not yet vested.

Our board believes that these existing guidelines more appropriately address the concerns raised by the proponent. Imposing a rigid requirement that a shareowner vote always be held to approve certain severance packages hampers the board’s ability to deal swiftly and definitively with executive departures.

Our board of directors recommends that you vote AGAINST the proposal requesting shareowner approval of certain severance agreements.

SHAREOWNER PROPOSALS FOR 2007 ANNUAL MEETING

If you intend to submit a shareowner proposal and request its inclusion in the 2007 proxy statement and form of proxy, such submission must be in writing and received by us no later than November 11, 2006.

If you miss the deadline for submission of a shareowner proposal, or if you submit a nomination to the board of directors, such submission can still be considered at the 2007 meeting so long as it complies with Article 1, Section 10 of our bylaws. Under the bylaws, your submission must be in writing and received by us no fewer than 90 days and no more than 120 days prior to the anniversary of the date of this year’s annual meeting, and otherwise comply with the requirements of the bylaws.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

OTHER MATTERS

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote your shares in their discretion.

Atlanta, Georgia

March 13, 2006

LISTON BISHOP

Secretary

Coca-Cola Enterprises Inc.

Annual Meeting of Shareowners
Friday, April 28, 2006, 10:30 a.m. EDT
Hotel du Pont
11th and Market Streets
Wilmington, Delaware

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have the proxy card available when accessing the web page.

\- OR -

TELEPHONE - Call toll-free **1-800-PROXIES (1-800-776-9437 for U.S. and Canada)** from any touch-tone telephone and follow the instructions. Have the proxy card available when calling to vote.

\- OR -

MAIL - Vote, date, sign, and mail the proxy card in the envelope provided as soon as possible.

VOTE NOW!

COMPANY NUMBER	
ACCOUNT NUMBER	

Using either Internet or telephone voting will eliminate the need to return the proxy card and will help to reduce expenses. If not voting via the Internet or by telephone, please vote, detach, and mail in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided IF not voting via the Internet or telephone. ↓

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the five director nominees, FOR Proposal 2 and AGAINST Proposal 3, and as the proxies deem advisable on all other matters that may properly come before the meeting. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. [x]

The Board of Directors recommends a vote FOR Proposals 1 and 2.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the oval next to each nominee to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2006 fiscal year.	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 3.

	FOR	AGAINST	ABSTAIN
3. Shareowner proposal to request shareowner approval of certain severance agreements.	☐	☐	☐

To change the address on an account, please check the box at right and indicate the new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Please mark here if planning to attend the meeting ☐

If interested in the electronic availability of future proxy materials, mark this box. ☐

To discontinue Annual Report mailing (for multiple account holders only), mark this box. ☐

Signature of Shareowner ______ Date: ______ Signature of Shareowner ______ Date: ______

Note: Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Coca-Cola Enterprises Inc.

Annual Meeting of Shareowners
Friday, April 28, 2006, 10:30 a.m. EDT

AGENDA

ELECTION OF FIVE DIRECTORS

•

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

•

SHAREOWNER PROPOSAL TO REQUEST SHAREOWNER APPROVAL OF CERTAIN SEVERANCE AGREEMENTS.

Please bring this portion of the proxy card for admission to the Annual Meeting.

If voting shares over the Internet or telephone, there is no need to mail back the proxy card. The Internet and telephone voting facilities will close at 9:00 a.m. EDT, April 28, 2006.

Voting is important - thank you for voting!

ATTENDEES:

The use of cameras, sound or video recording equipment, and cell phones or similar equipment is prohibited at the Annual Meeting. For security purposes, all purses, bags, and briefcases are subject to inspection. We appreciate your cooperation.

PROXY

Coca-Cola Enterprises Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COCA-COLA ENTERPRISES INC.

The undersigned hereby (a) appoints John J. Culhane and E. Liston Bishop III and each of them as proxies with full power of substitution, to vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned or (b) directs Computershare, Inc. as recordkeeper for the Coca-Cola Enterprises Employee Stock Purchase Plan; or (c) directs Standard Life Assurance Company of Canada, Trustee of the Employee Savings and Investment Plan; or (d) directs JPMorgan Chase Bank, N.A., Trustee under the Master Trust Agreement for the Coca-Cola Enterprises Inc. Defined Contribution Plans Master Trust dated August 1, 2005 for the following participating Plans: (i) Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, and/or (ii) Coca-Cola Enterprises Bargaining Employees' 401(k) Plan, and/or (iii) Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England, and/or (iv) Coca-Cola Enterprises Savings and Investment Plan for Certain Bargaining Employees, and/or (v) Lansing Matched Employees' Savings and Investment Plan, and/or (vi) Great Lakes Canning 401(k) Plan for Union Employees, and/or (vii) Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan, and/or (viii) Central States Coca-Cola Bottling Company Bargaining Savings Plan, to vote in person or by proxy all shares of Common Stock of Coca-Cola Enterprises Inc. allocated to any accounts of the undersigned under such Plan, and which the undersigned is entitled to vote - on all matters which may come before the 2006 Annual Meeting of Shareowners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 28, 2006 at 10:30 a.m. EDT, and any adjournments thereof, unless otherwise specified herein.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations.

(Continued and to be signed on reverse side.)

14475